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                                                                   EXHIBIT 10.22

           SUMMARY OF FISCAL 2006 NAMED EXECUTIVE OFFICER COMPENSATION

Set forth is a summary of fiscal 2006 compensation arrangements between Synovis Life Technologies, Inc. (the "Company") and certain of its executive officers who are expected to constitute the Company's "named executive officers" (defined in Regulation S-K Item 402(a)(3)) for the year. All of the Company's executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors, subject only to the terms of the Management Change in Control Agreements between the Company and these executive officers (the forms of which have been filed or incorporated by reference as exhibits to the Company's annual report on Form 10-K).

BASE SALARY

Effective November 1, 2005, the named executive officers are scheduled to receive the following annual base salaries in their current positions:

Name and Current Position                                                          Base Salary
-------------------------                                                          -----------
Karen Gilles Larson                                                                $   375,000
(President and Chief Executive Officer)

David A. Buche                                                                     $   187,000
(Vice President and Chief Operating Officer of
Synovis Surgical Innovations)

Mary L. Frick                                                                      $   170,000
(Vice President of Regulatory Affairs, Clinical Affairs and Quality)

Richard W. Kramp                                                                   $   225,000
(President and Chief Operating Officer of
Synovis Interventional Solutions)

B. Nicholas Oray, Ph.D.                                                            $   171,500
(Vice President of Research and Development)

ANNUAL CASH INCENTIVE COMPENSATION

For fiscal 2006, the Company's executive officers are eligible to receive annual cash incentive compensation up to 5% of their base salary based upon a subjective evaluation by the Company's Compensation Committee of the Board of Directors of the individual executive officer's performance and achievement of specific individual objectives during the period. In fiscal 2006, the Compensation Committee also established an incentive cash compensation program based upon achievement of aggressive Company financial performance goals. Additional cash incentive compensation may be awarded at the discretion of the Compensation Committee for performance or achievement above individual goals.

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STOCK OPTIONS

On September 30, 2005, immediately vested options to purchase shares of common stock listed below, at an exercise price of $10.75 per share (the closing price of a share of common stock on the date of the grant), were awarded to each named executive officer under the Company's 1995 Stock Incentive Plan:

Name                                     Options Granted
----                                     ---------------
Karen Gilles Larson                          15,000
David A. Buche                               12,000
Mary L. Frick                                10,000
Richard W. Kramp                             12,000
B. Nicholas Oray, Ph.D.                      10,000

BENEFITS

The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to its executive officers. The same benefits are available to all Company employees.